Exhibit 99.1
ABM INDUSTRIES ANNOUNCES THIRD QUARTER FISCAL 2007 FINANCIAL RESULTS
Company Reports Record Net Sales of $717.5 Million

SAN FRANCISCO—September 5, 2007—ABM Industries Incorporated (NYSE:ABM-News), a leading facility services contractor in the United States, today reported net income for the third quarter of fiscal 2007 of $12 million ($0.23 per diluted share), compared to $17.3 million ($0.35 per diluted share) in the third quarter of fiscal 2006. Sales and other income for the third quarter of fiscal 2007 were $717.5 million, an increase of 4.1 percent from $689.3 million in the same period last year.
The decrease in net income is primarily attributable to $12.8 million ($7.7 million after-tax) of self insurance reserve adjustments. This amount is the difference between an increase of $4.9 million in the Company’s self insurance reserves in the third quarter of 2007 and the reduction of $7.9 million in the Company’s self insurance reserves in the third quarter of 2006.
The third quarter of fiscal 2007 includes $1.8 million of income tax benefits from an increase in deferred taxes associated with the increase in the Company’s state income tax rate due to certain legislative changes and reserves no longer required. These tax benefits were partially offset by expenses of $0.7 million ($0.4 million after-tax) related to the start-up of its new Shared Services Center in Houston, Texas and $0.7 million ($0.4 million after-tax) of additional stock-based compensation expense.
“Our top-line growth was driven by new business and expansion of services across four of our five operating segments, most significantly in our janitorial division and in our parking division following the second quarter acquisition of the operations of HeathCare Parking Systems of America,” said Henrik Slipsager, ABM’s president and chief executive officer. “Exclusive of the increase in insurance reserves for prior years, net income for the third quarter was within the range of our guidance and adjusted gross margin was 10.5 percent compared to 10 percent for the comparable period in 2006. Our most recent evaluation of the Company’s self-insurance reserves showed adverse developments in the Company’s reserves for 2005 and prior years’ non-California workers’ compensation, offset by favorable development in the California workers’ compensation and general liability programs. The net effect amounts to an aggregate $4.9 million expense in the third quarter. The adverse development was directly related to the claims formerly managed by a third party administrator, which has been replaced. We are currently seeking damages against the former third party administrator and hope the issue will be resolved in 2008.”

Mr. Slipsager concluded, “We ended the quarter with $107 million in cash and cash equivalents, approximately $357 million in working capital and no debt. We will focus our financial and management resources on businesses in which ABM can grow to be a leading facility services provider. In addition, we will continue to seek operational efficiencies and enhance our competitiveness, such as with our plan to consolidate certain back office functions in the Shared Services Center, which is progressing as planned.”
A reconciliation of non-GAAP adjusted gross-margins for the third quarter and nine months ended July 31, 2007 and applicable prior periods is included in the tables below titled: “Reconciliation of ABM’s Consolidated GAAP to Consolidated Non-GAAP.”
The Company reported net income for the nine months ended July 31, 2007 of $37.4 million ($0.74 per diluted share) on sales of $2.1 billion, compared to $31.6 million ($0.64 per diluted share) on sales of $2 billion in the same period last year.
Guidance
The Company expects net income for the fourth quarter to be $0.27 to $0.31 per diluted share. The Company’s net income for the fourth quarter of 2006 of $1.24 per diluted share included $45.1 million ($0.91 per diluted share) from the settlement of the World Trade Center insurance claims and $5.7 million ($0.12 per diluted share) from the reduction of the Company’s self insurance reserves related to prior years’ claims. These improvements were partially offset by $1.9 million ($0.04 per diluted share) in charges related to the outsourcing of the Company’s information technology infrastructure and services.
For fiscal year 2007, the Company expects net income to be in the range of $1.01 to $1.05, which is consistent with the guidance of $1.00 to $1.05 per diluted share provided at the conclusion of fiscal 2006.
Conference Call
On Thursday, September 6, 2007 at 6:00 a.m. (PT), ABM will host a live webcast of remarks by President and Chief Executive Officer Henrik C. Slipsager, and Executive Vice President and Chief Financial Officer George B. Sundby. The webcast will be accessible at http://www.irconnect.com/primecast/07/q3/abm_3q2007.html.
Listeners are asked to be online at least 15 minutes early to register, as well as to download and install any complimentary audio software that might be required. Following the call, the webcast will be available at this URL for a period of 90 days.
In addition to the webcast, a limited number of toll-free telephone lines will also be available for listeners who are among the first to call (800) 524-4293 within 15 minutes before the event. Telephonic replays will be accessible two hours after the broadcast and will be available through September 13, 2007 by dialing (800) 642-1687 or (706) 645-9291 and entering ID # 14999894.
About ABM Industries
ABM Industries Incorporated (NYSE:ABM-News) is among the largest facility services contractors listed on the New York Stock Exchange. With fiscal 2006 revenues in excess of $2.7 billion and more than 75,000 employees, ABM provides janitorial, parking, security, engineering and lighting services for thousands of commercial, industrial, institutional and retail facilities in hundreds of cities across the United States and British Columbia, Canada. The ABM Family of Services includes ABM Janitorial Services; Ampco System Parking; ABM Security Services; ABM Facility Services; ABM Engineering; and Amtech Lighting Services.

Cautionary Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements that set forth management’s anticipated results based on management’s plans and assumptions. Any number of factors could cause the Company’s actual results to differ materially from those anticipated. These risks and uncertainties include, but are not limited to: (1) inadequate technology systems that cannot support the growth of the business; (2) transition to a Shared Services Center could create disruption in functions affected; (3) a change in the frequency or severity of claims against the Company, a deterioration in claims management, the cancellation or non-renewal of the Company’s primary insurance policies or a change in our customers’ insurance needs; (4) a change in estimated claims costs that causes an unanticipated change in insurance reserves; (5) acquisition activity slows or is unsuccessful; (6) labor disputes that lead to a loss of sales or expense variations; (7) a decline in commercial office building occupancy and rental rates lowers sales and profitability; (8) financial difficulties or bankruptcy of a major customer; (9) the loss of long-term customers; (10) intense competition that lowers revenue or reduces margins; (11) an increase in costs that the Company cannot pass on to customers; (12) natural disasters or acts of terrorism that disrupt the Company in providing services; (13) significant accounting and other control costs that reduce the Company’s profitability; and (14) other issues and uncertainties that may include: unanticipated adverse jury determinations, judicial rulings or other developments in litigation to which the Company is subject, new accounting pronouncements or changes in accounting policies, changes in U.S. immigration law that raise the Company’s administration costs, labor shortages that adversely affect the Company’s ability to employ entry level personnel, legislation or other governmental action that detrimentally impacts the Company’s expenses or reduces sales by adversely affecting the Company’s customers, a reduction or revocation of the Company’s line of credit that increases interest expense and the cost of capital, low levels of capital investments by customers, which tend to be cyclical in nature, that adversely impact the results of the Company’s Lighting segment; and the resignation, termination, death or disability of one or more of the Company’s key executives that adversely affects customer retention or day-to-day management of the Company. Additional information regarding these and other risks and uncertainties the Company faces is contained in the Company’s Annual Report on Form 10-K and in other reports it files from time to time with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.
Use of Non-GAAP Financial Information
To supplement ABM’s consolidated condensed financial statements presented on a GAAP basis, ABM uses adjusted gross margins to show the amount of sales revenue less cost of goods sold, adjusted for changes to insurance reserves for claims associated with previous periods. These adjustments to ABM’s GAAP gross margin are made with the intent of providing both management and investors a better understanding of the underlying operational results and trends and ABM’s marketplace performance. In addition, this non-GAAP measure is among the primary indicators management uses as a basis for planning and forecasting future periods. The presentation of this additional measure is not meant to be considered in isolation or as a substitute for measures of gross margin prepared in accordance with generally accepted accounting principles in the United States.
— FINANCIAL TABLES FOLLOWING —
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Contact:
ABM Industries Incorporated
George B. Sundby
Executive Vice President and
Chief Financial Officer
(415) 733-4000

Financial Schedules
GAAP Basis
(In thousands, except per share data)
BALANCE SHEET SUMMARY

	July 31,	October 31,
	2007	2006
	(UNAUDITED)
Assets
Cash and cash equivalents	$107,325	$134,001
Trade accounts receivable, net	400,426	383,977
Other current assets	134,719	113,763

Total current assets	642,470	631,741
Goodwill, net	253,819	247,888
Other intangible assets, net	24,332	23,881
All other assets	123,890	112,764

Total assets	$1,044,511	$1,016,274

Liabilities
Current liabilities	$285,927	$319,285
Non-current liabilities	164,925	155,742

Total liabilities	450,852	475,027
Stockholders’ Equity	593,659	541,247

Total liabilities and stockholders’ equity	$1,044,511	$1,016,274

SELECTED CASH FLOW INFORMATION (UNAUDITED)

	Three Months Ended July 31,
	2007	2006
Net Cash Provided By Operating Activities	$19,401	$30,104

Net Cash Used In Investing Activities	$(9,160)	$(3,546)

Common stock issued	$4,384	$5,355
Stock buyback	—	—
Dividends paid	(5,985)	(5,379)

Net Cash Used In Financing Activities	$(1,601)	$(24)

	Nine Months Ended July 31,
	2007	2006
Net Cash (Used In) Provided by Operating Activities	$(9,564)	$32,556

Net Cash Used In Investing Activities	$(24,261)	$(19,070)

Common stock issued	$24,952	$11,412
Stock buyback	—	(13,942)
Dividends paid	(17,803)	(16,209)

Net Cash Provided By (Used In) Financing Activities	$7,149	$(18,739)

INCOME STATEMENT (UNAUDITED)

	Three Months Ended July 31,		Increase
	2007	2006	(Decrease)
Revenues
Sales and other income	$717,549	$689,275	4.1%
Expenses
Operating expenses and cost of goods sold	647,137	612,434	5.7%
Selling, general and administrative	52,214	48,428	7.8%
Amortization of intangible assets	1,435	1,357	5.7%
Interest	105	122	(13.9)%

Total expenses	700,891	662,341	5.8%

Income before income taxes	16,658	26,934	(38.2)%
Income taxes	4,659	9,682	(51.9)%

Net Income	$11,999	$17,252	(30.4)%

Net Income Per Common Share
Basic	$0.24	$0.35	(31.4)%
Diluted	$0.23	$0.35	(34.3)%
Average Common And Common Equivalent Shares
Basic	49,845	48,846	2.0%
Diluted	51,134	49,306	3.7%
Dividends Declared Per Common Share	$0.12	$0.11	9.1%

	Nine Months Ended July 31,		Increase
	2007	2006	(Decrease)
Revenues
Sales and other income	$2,118,949	$2,015,984	5.1%
Expenses
Operating expenses and cost of goods sold	1,896,555	1,810,932	4.7%
Selling, general and administrative	162,428	150,851	7.7%
Amortization of intangible assets	4,106	4,428	(7.3)%
Interest	347	366	(5.2)%

Total expenses	2,063,436	1,966,577	4.9%

Income before income taxes	55,513	49,407	12.4%
Income taxes	18,088	17,773	1.8%

Net Income	$37,425	$31,634	18.3%

Net Income Per Common Share
Basic	$0.76	$0.64	18.8%
Diluted	$0.74	$0.64	15.6%
Average Common And Common Equivalent Shares
Basic	49,332	49,086	0.5%
Diluted	50,541	49,735	1.6%
Dividends Declared Per Common Share	$0.36	$0.33	9.1%

SALES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Three Months Ended July 31,		Increase
	2007	2006	(Decrease)
Sales and Other Income
Janitorial	$408,923	$395,872	3.3%
Parking	122,973	115,719	6.3%
Security	81,829	77,404	5.7%
Engineering	75,827	71,665	5.8%
Lighting	26,607	28,097	(5.3)%
Corporate	1,390	518	168.3%

	$717,549	$689,275	4.1%

Operating Profit
Janitorial	$22,076	$23,131	(4.6)%
Parking	4,838	4,552	6.3%
Security	1,937	1,980	(2.2)%
Engineering	4,174	4,450	(6.2)%
Lighting	334	116	187.9%
Corporate expenses	(16,596)	(7,173)	131.4%

Operating Profit	16,763	27,056	(38.0)%
Interest expense	(105)	(122)	(13.9)%

Income before income taxes	$16,658	$26,934	(38.2)%

	Nine Months Ended July 31,		Increase
	2007	2006	(Decrease)
Sales and Other Income
Janitorial	$1,208,667	$1,164,830	3.8%
Parking	356,300	327,503	8.8%
Security	240,196	230,978	4.0%
Engineering	222,649	206,705	7.7%
Lighting	86,587	84,241	2.8%
Corporate	4,550	1,727	163.5%

	$2,118,949	$2,015,984	5.1%

Operating Profit
Janitorial	$62,676	$58,786	6.6%
Parking	15,845	9,202	72.2%
Security	2,603	2,442	6.6%
Engineering	10,144	11,400	(11.0)%
Lighting	1,599	700	128.4%
Corporate expenses	(37,007)	(32,757)	13.0%

Operating Profit	55,860	49,773	12.2%
Interest expense	(347)	(366)	(5.2)%

Income before income taxes	$55,513	$49,407	12.4%

Reconciliation of Consolidated GAAP to Consolidated Non-GAAP
(In thousands)

	2007	2006

Gross Margin - 3 Month Analysis

Revenues	$717,549	$689,275
Operating expenses and cost of goods sold	647,137	612,434

Gross margin — GAAP	$70,412	$76,841
% of Revenues — GAAP	9.8%	11.1%

Insurance adjustment	4,900	(7,900)

Adjusted gross margin — Non-GAAP	$75,312	$68,941

Adjusted gross margin as % of Revenues - Non-GAAP	10.5%	10.0%

Gross Margin - 9 Month Analysis
Revenues	$2,118,949	$2,015,984
Operating expenses and cost of goods sold	1,896,555	1,810,932

Gross margin — GAAP	$222,394	$205,052
% of Revenues — GAAP	10.5%	10.2%

Insurance adjustment	660	(4,700)

Adjusted gross margin — Non-GAAP	$223,054	$200,352

Adjusted gross margin as % of Revenues - Non-GAAP	10.5%	9.9%